Exhibit 10.8

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Nutanix FY2021 Sales Incentive Plan Terms and Conditions

I.
Overview and Eligibility

This FY2021 Nutanix Sales Incentive Plan (the “Plan”) is designed to attract, retain, and motivate talent in the Nutanix Sales organizations. This Plan applies to designated employees of Nutanix and its subsidiaries, branches, affiliates and associated companies (collectively “Nutanix” or the “Company”). This Plan is in effect from February 1, 2021 to July 31, 2021 (the “Plan Term”). Employees who are eligible to earn incentive compensation under this Plan are “Participants.” Participants will be informed of their eligibility to earn incentive compensation under this Plan in their offer letter or employment agreement and upon receipt of this Plan and an Individual Compensation Letter (“ICL”) setting forth the specific details of the Participant’s incentive compensation. This Plan and the Participant’s ICL, as well as the Sales Compensation Handbook (accessible in Nutanix University), collectively the “Plan Documents”, govern incentive compensation (if any) for the Participant and constitute the entire agreement between Nutanix and the Participant regarding incentive compensation. The Plan Documents replace and supersede all previously issued policies, plans and/or arrangements. In accordance with applicable law, Nutanix reserves the right to amend, modify, suspend or terminate the Plan Documents at any time, in whole or in part, in its sole discretion, with or without notice. The Plan Documents may be modified only in writing signed by the managing directors of the Company (at least one managing director A and one managing director B). Unless specifically set forth in a document signed by the managing directors, Participants under this Plan are not eligible to participate in any other Nutanix incentive plans.

In order to receive earned incentive compensation, a Participant must (1) sign the Acknowledgment at the end of this Plan and sign the Acknowledgment at the end of the ICL, (2) complete the quarterly sales certification and (3) adhere to all applicable audit and compliance requirements. Execution of these acknowledgments and certification is a condition of participation under this Plan. Participants who do not sign both acknowledgments and certification are ineligible to participate in this Plan and will not receive incentive compensation until both acknowledgments and certification are signed, to the extent permitted by applicable law.

II.
Commissions

Commissions are incentive compensation paid based on achievement of a Bookings Goal.

A.
Earning Commissions

Commissions are earned by the Participant only after all the following conditions are met:

1.
The Company has received full payment from the customer within 60 days of the purchase order date, or a longer period specifically authorized by the Company and all adjustments as described in Section III.C. have been applied [1].
2.
Nutanix has recognized revenue on the order in accordance with generally accepted accounting principles (GAAP) (as applied by Nutanix);
3.
The customer is assigned to the Participant in Salesforce.com (“SFDC”).

It is Nutanix’s practice to pay Commissions in advance of the date upon which the Commissions are earned. Commissions are paid on Bookings once the transaction is recognized as “Closed Won” in SFDC and the audit process is complete. However, advanced Commissions are subject to adjustments and chargebacks if the Commission is deemed not earned after the payment is made. Nutanix reserves the right to pay Commissions after the Commission is earned.

B.
Payment of Commissions

Commissions are paid on a monthly basis. Commissions are paid based on Bookings Goal achievement for the prior month, and payments are made by the last day of the calendar month. For example, Commissions for Bookings Goal achievement in July will be paid by the end of August. For information regarding Commission payments and achievement against Bookings Goal, please consult the Incentive Statement in the My Incentives location within Xactly Incent (or if the data is not available in Xactly, a statement will be provided to you upon request).

C.
Commission Rates

A Participant’s specific Commission Rates are documented in the ICL and can also be accessed in Xactly Incent (or if the data is not available in Xactly, a statement will be provided to you upon request). Nutanix reserves the right to adjust Commission Rates at any time in its sole discretion, with or without advance notice, to the extent permitted by applicable local law.

IV.
Bookings Goal and Crediting
A.
Bookings Goal

A Bookings Goal is a Bookings target assigned to a Participant for a particular Plan Period. For example, a Participant may have a target of $5M in bookings (Bookings Goal) for the second half of the year (Plan Period). Participants’ Bookings Goals are documented in the ICL. Commission payments are based on achievement of the Bookings Goal. Bookings Goals are individualized and may vary at Nutanix’s discretion (without limitation) among Participants, business lines and regions.

Bookings Goals may change during a Plan Period due to a change in the accounts in a Participant’s Territory or due to other factors. Nutanix reserves the right to adjust, not adjust, amend or modify Bookings Goals at any time at Nutanix’s sole discretion, to the extent permitted by applicable law.

B.
Crediting

Participants generally receive credit towards their individual Bookings Goal (“Bookings Goal Credit”) on Commissionable Amount which is function of Annual Contract Value (“ACV”).

Commissionable Amount is the sum of ACV and Services. Commissionable Amount may be impacted by multipliers:

•
Discount multiplier: based on discount threshold and deal Term
•
Deal type: HPE DX, Life-Of-Device (LOD)…
•
Customer Payment terms

The complete list of multipliers is available in the Sales Compensation Handbook. Multipliers may be modified on a Quarterly basis; if modified, new multipliers will be published at start of each Quarter.

C.
Subscription Renewals policy

For subscription Renewals, the following policy applies:

1.
All subscription renewals will be quoted and forecast exclusively by the A&R (Adopt & Renew) team.
2.
Field sales are not approved to quote new licenses that will replace subscription licenses, without prior coordination and approval from the A&R team.
3.
On mixed deals, such as EPAs, where there is a mix of new licenses and subscription renewal, the renewal amount will be “hard redirected” (aka “carved out”) upon booking, with the remainder treated as new bookings.

D.
Adjustments for Unearned Commissions

If a Booking is subsequently canceled or if full payment is not received for any reason (including without limitation due to write- offs, bad debts, insolvency, returns, cancelled orders or non-payment of any pre-payments) from the customer within sixty (60) days of the purchase order date (or longer period if specifically authorized by the Company), or (ii) the Company makes any error with respect to the calculation or payment of any Commissions at any time during the prior or current fiscal year, any unearned Commissions will be reconciled against the Participant’s future Commission payments, to the extent permitted by applicable law. Should full payment be received from the customer within ninety (90) days of the purchase order date, the Participant shall be paid the Commission on that Booking and the Commission will be considered earned. Reconciliation of unearned Commissions will occur on a quarterly basis.

Participants expressly authorize the Company to deduct the full amount of any overpayments or advances from any future compensation to which the Participant may be entitled, to the fullest extent permitted by law. In the event that a Participant engages in fraudulent and/or dishonest conduct, or submits knowingly inaccurate, improper or erroneous opportunities in an effort to increase earnings, the Company reserves the right (in accordance with applicable law) to treat such amounts as overpayments and offset them against future Commissions and earnings, in additional to all other rights available to the Company, including disciplinary action, up to and including termination of employment. If future compensation or Commissions are insufficient to secure the repayment, then the amount owed will be treated as a debt and the Participant agrees to repay the Company as soon as possible after s/he has received notification of the adjustment. In all circumstances, including if the Participant leaves the Company prior to repaying any outstanding balance and/or advance, the Company reserves the right to bring legal action to recover the balance of any overpayments and/or advances without future notice or presentation obligations.

V.
Draws
A.
Recoverable Draws

Nutanix may, at its sole discretion, provide a Recoverable Draw for a limited period of time to a Participant. Any Recoverable Draw payment made by Nutanix to a Participant in no way guarantees that any additional Recoverable Draw payments will be made at any point thereafter. A Recoverable Draw is an advance on a Participant’s earned Commissions. If a Participant does not earn a Commission amount that is equal to or exceeds the Recoverable Draw within a pre-defined period of time (set at Nutanix’s sole discretion), the portion of the Recoverable Draw that is not earned will be recovered from future Commission payments, to the extent permitted by applicable law. If a Participant’s employment terminates (for any reason) or the Participant is on notice of termination for any reason while receiving a Recoverable Draw, any remaining draw payments will be forfeited. If a Participant’s employment terminates (for any reason) or the Participant is on notice of termination for any reason before a Recoverable Draw is repaid, the Participant authorizes Nutanix to deduct that amount from the Participant’s final pay or the Participant will be required to write Nutanix a personal check for the remaining amount, to the extent permitted by applicable local law. Recoverable Draws are paid at Nutanix’s discretion and can be terminated at any time for any reason, as permitted by applicable law.

B.
Non-Recoverable Draws

Nutanix may, in its sole discretion, provide a Non-Recoverable Draw for a limited period of time to a Participant. A Non- Recoverable Draw is a minimum guaranteed Commission payment. Should the Participant earn Commissions that exceed the Non-Recoverable Draw amount during the draw period, the Participant will receive the earned Commissions amount instead of the minimum draw amount. Any agreement to pay a Non-Recoverable Draw must be in writing and approved in advance by authorized senior representatives of Sales, Finance, HR, Accounting and Sales Operations (referred to as the “Sales Compensation Steering Committee”) Non-Recoverable Draws are paid at Nutanix’s discretion and can be terminated at any time for any reason, as permitted by applicable law. If a Participant’s employment is terminated (or a Participant is on notice of termination) for any reason prior to the end of the Non-Recoverable Draw period, any remaining installment payments of the Non-Recoverable will be forfeited. Any Non-Recoverable Draw payment made by Nutanix to a Participant in no way guarantees that any additional Non-Recoverable Draw payments will be made at any point thereafter.

III.
Sales Splits

Participants that share responsibility for an order may share Bookings Goal Credit, as determined by Nutanix in its sole discretion. In no event shall the sum of the Bookings Goal Credit granted to Participants exceed 100% of the Bookings Goal Credit and Commission otherwise payable on the sale. Shared Bookings Goal Credit must be approved by the Sales Compensation Steering Committee, or their appropriate delegee as determined by the Company. Nutanix has the sole discretion to approve allocations of Bookings Goal Credit among Participants on a sale. Any sales split decision does not set a precedent for future decisions regarding sales splits. Nutanix retains the discretion to make such decisions on a case-by-case basis, to be determined by the Sales Compensation Steering Committee.

IV.
Territory and Assigned Accounts

Participants may be assigned a specific Territory. The Territory or assigned accounts may be defined in a number of ways, including without limitation, geographic, size of account, whether an account is new or existing, and other factors at Nutanix’s discretion. Territories or assigned accounts will be documented in the ICL and can also be found in SFDC. Nutanix reserves the right, in its sole discretion, to designate and modify the Territories and/or assigned accounts as it deems necessary or appropriate. If a Participant develops a relationship with a customer outside the Participant’s Territory or assigned accounts, the Participant must receive written approval from Nutanix, before pursuing any orders with the customer for which the Participant may be eligible to receive commissions. A Participant will be eligible for Bookings Goal Credit only for sales in the Participant’s assigned Territory or assigned accounts, as reflected in the Participant’s then-applicable ICL.

V.
SPIFFs

From time to time, Nutanix may, at its sole discretion, run temporary bonus incentive programs or “SPIFFs.” Eligibility for / SPIFFs shall be determined by Nutanix and is subject to change at any time with or without prior notice, to the extent permitted by applicable local law.

To receive payment for a SPIFF Employee may be invited to participate in, Employee must be actively employed at Nutanix through the last day of the applicable SPIFF period, and not subject to a termination notice period initiated by either party.

VI.
Audit

Each Booking is potentially subject to audit by the Company to verify that the Booking satisfies the requirements of Earned Commissions. If necessary, the Company may request that Participants provide Validation for Bookings (as defined herein). Although not every Booking will be Validated, the Company reserves the right to require Participants to provide Validation of Bookings at any time. A Booking that cannot be Validated, if requested by the Company, in the six- month period following the payment of a Commission will be considered unearned and will be recovered as explained in Section III.C.

VII.
Validation

In order to be eligible to earn Commissions and Bookings Goal credit, the Booking must be certified and may be subject to “Validation,” as requested by the Company. Participants are responsible for providing Validation of the Booking if requested. Any Participant who provides inaccurate or false Validation of any transaction shall be ineligible to earn any compensation relating to the transaction in question, and may be subject to disciplinary action, up to and including termination of employment.

Validation criteria may be satisfied with the following information and documents:

A.
Purchase Order from End User: Purchase Order (PO) must include End User Name, OEM/ Partner Name, Product, Quantity, Ship Date and must be signed; pricing to the End User may be redacted. Electronic POs are acceptable as long as they are traceable back to the End User. Packing lists, invoices, lease agreements and other similar binding, traceable documents may be accepted by the Company as the equivalent to a PO for validation purposes only.

B.
End User Verification: End User email, letter or completed End User verification form. The document submitted for End User verification must contain End User Name, OEM/ Partner Name, Product, Quantity, and Ship Date. Emails must be traceable back to the End User via forwarded email trail. Letters must be on Company letterhead and must be signed by the End User. End User verification forms must also be signed by the End User. Non- traceable documents are not acceptable for validation.

III.
Management Commissions Reviews
A.
Purpose of MCR

MCR is an ongoing management review process intended to ensure that Nutanix sales commissions are appropriate. Generally, Nutanix will follow the terms of a the Nutanix Commission Plan and applicable Individual Compensation letter in providing compensation. However, it is impossible to always accurately anticipate market developments, establish exact quotas, avoid oversight or error, or perfectly design compensation plans to achieve intended results. Occasionally, adjustments and corrections are needed to react to unanticipated events, proportion incentive payment to effort, correct errors, or adjust for new information.

The purpose of MCR is not to intervene and apply any type of limit in commissions for every case, but it is to ensure thorough review is applied, including management approvals before commissions is being processed for payment.

B.
Reservation of rights under MCR

Nutanix reserves the right in its discretion to engage in MCRs and revise various components of the Plan such as changing or eliminating quota bookings or the timing of such bookings posting, clarifying or changing client coverage, adjusting OTI or commission pay, or other changes and adjustments as Nutanix deems appropriate. This includes changes that may have retroactive and/or prospective effect, which changes may act to ultimately increase or decrease commission compensation.

Changes made pursuant to MCR may supersede other policies herein and written documents that otherwise would govern.

C.
Performance Management Reviews and Windfalls

Nutanix will conduct Management Commissions Reviews (MCR) for Participants who exceed [***]% of their quarterly Bookings Goal on any metric of the compensation plan. The commissions are not earned until individual contribution is assessed and adjusted, if deemed necessary, in accordance with the MCR process, and the MCR review is actually completed.

Nutanix will determine, in its sole discretion, whether to grant Bookings Goal credit and pay commissions or other incentives on achievement over [***]% of quarter Goal.

Nutanix reserves the right to limit a Participant’s commission payments to avoid a “windfall.” A “windfall” is a situation where a Participant’s incentive compensation far exceeds the Participant’s target incentive. Such situation will create or represents a disproportionate amount of the Participant’s bookings goal achievement. Some examples, without limitation, of situations that could result in a windfall include:

•
A booking from a single customer (including its parents and subsidiaries) that represents a disproportionate amount of the
•
Participant’s bookings goal achievement
•
A booking closed within the first 6 months after the employee is hired or assigned to the account/territory
•
Participant’s commissions rates are disproportionate vs. the average commissions rates of other participants in the same role
•
A customer acquires or merges with another company

•
A customer enters into a new business
•
The contractual relationship between Nutanix and a customer changes
•
Restructuring or renegotiation of existing contracts
•
A customer’s financial situation changes in a manner that materially impacts the relationship with Nutanix.

Once a “windfall” situation occurs, Nutanix reserves the right to review the potential windfall situation and adjust any component of the Plan paid to the Participant, if Nutanix determines that the payment to the Participant would be excessive and unwarranted given the nature of the transaction or the required sales effort of the Participant.

D.
MCR Process details

[***]

V.
Promotions and Transfers

Participants who are promoted or transferred into another Nutanix position at any time during the Plan Term shall remain eligible for incentive compensation as set forth below.

An employee who, by virtue of a promotion or internal transfer, is no longer a Participant will be entitled to “earned”

Commissions through the effective transfer date.

If an employee is already a Participant, the employee will receive (1) earned Commissions based on the previous ICL through the day prior to the effective transfer date, and (2) earned Commissions based on the new ICL upon the effective transfer date. The Sales Compensation Steering Committee shall determine, in its sole discretion, whether an employee shall, by virtue of a promotion or internal transfer, remain a Participant and this decision will be final and binding.

VI.
Leaves of Absence

Participants on an approved leave of absence at any time during the Plan Term shall remain eligible for incentive compensation as follows:

-
For the first 30 days of leave, Participants shall be paid Commissions on Bookings in their Territory or assigned accounts.
-
For the remainder of the leave, Participants shall be paid Commissions based on the Sales Splits policy in Section V. Participants will not be paid Commissions for Bookings in their Territory or assigned accounts for which they performed little or no work, as determined in the Company’s sole discretion.

If Participants receive salary continuation benefits during their leave of absence, those benefits will be coordinated with payment of incentive compensation so that the Participant does not receive more than 100% of the pay to which the Participant is entitled.

This leave of absence policy provides the minimum Commission payment that a Participant will receive. If local law requires additional or greater payments, Nutanix will follow local law. Bookings Goals or Commission payments may be adjusted at Nutanix's discretion to reflect a leave of absence, subject to any local legal rules and limitations.

XIII.
Termination of Employment

To the extent permitted by applicable local laws, and as determined by the MCR Committee when requested, a Participant whose employment with Nutanix terminates (for any reason whether either voluntarily or involuntarily) shall be entitled to payment of earned Commissions through the last active date of employment (excluding garden leave), unless otherwise required. An employee put on garden leave will not receive commission from the date of garden leave through to his/her termination date. Commissions will be paid to terminated employees on the normal schedule, unless otherwise required by applicable local law.

Any overpayments resulting from previously advanced Commissions, other overpaid incentive compensation, or recoverable draw payments may be deducted from the final incentive compensation payment and/or any other payments due to the Participant, to the extent permitted by applicable local law. At the time of the termination of a Participant’s employment, any and all advanced Commissions that are not earned as of the date of termination must be promptly refunded to Nutanix by the Participant. By signing the acknowledgement below, the Participant expressly agrees that Nutanix may make any deductions from the Participant’s compensation to recover overpayments or advances that are not earned, subject to applicable local laws.

XIV.
Legal Compliance

Nutanix reserves the right to refuse or cancel any order that does not comply with applicable laws, does not meet the Company’s credit standards, does not comply with the Company’s policies, procedures or protocols or that for any other reason is deemed inappropriate by the Company. Participants are responsible for accurately representing their orders. Participants will not receive Bookings Goal Credit for sales made pursuant to side letter agreements (e.g., any written or verbal terms that purport to modify in any way the terms of a written agreement without approval of the Legal Department).

Participants will receive no credit or compensation under this Plan for orders which are refused or cancelled by the Company. No Participant shall enter into any agreement, plan or understanding, express or implied, with any competitor with regard to prices, terms, or conditions of sale, distribution, territories or customers, nor exchange or discuss in any manner with a competitor prices or terms or conditions of sale or engage in any other conduct that violates any antitrust law, the Foreign Corrupt Practices Act, the UK Bribery Act, or other applicable local laws or the Company’s policies. Failure to comply with applicable laws and/or Company policies will result in disciplinary action, up to and/or including forfeiture of Commissions and termination of employment.

A Participant shall not pay, offer to pay, assign or give any part of his or her Commission other compensation, or anything else of value to any agent, customer, supplier or representative of any customer or supplier, or to any other person as an inducement or reward for assistance in making a sale. All sales must comply with the Plan Documents, as well as any other corporate policies and applicable laws.

Participants are required to complete a quarterly sales certification in order to receive incentive compensation under this Plan.

By signing the acknowledgement below, the Participant accepts and agrees that violation of this policy will result in disciplinary action, up to and including termination of employment and revocation of any Commission or other incentive compensation to which the Participant would otherwise be entitled, to the extent permitted by applicable law.

XV.
No Guarantee of Employment

The Plan Documents are not a contract or guarantee of employment for any specified period of time. The employment and/or termination of employment will be governed by the Participant’s employment contract or terms of employment and applicable local laws. Nothing in the Plan Documents guarantees Participants the right to receive Commissions or any other compensation from the Company. Nothing in this Plan or the Plan Documents shall be deemed to constitute a term of employment between a Participant in any country and Nutanix.

XVI.
Disputes

The Sales Compensation Steering Committee is responsible for the overall administration of this Plan and for determination of any amount payable under the Plan. The Sales Compensation Steering Committee will resolve any and all questions regarding interpretation and/or administration of the Plan and such determination will be final and binding, to the extent permitted by applicable law.

Participants with questions about or disputes of their entitlements to compensation, including sales splits, under the Plan must submit their questions or disputes in writing to the Director, Sales Compensation, within 60 days from receipt of the payment, who will consult with the Sales Compensation Steering Committee and notify the Participant of the determination. The final determination of the Sales Compensation Steering Committee to any question or dispute will be final and binding, to the extent permitted by applicable law. In the event that the dispute is not submitted within 60 days, the dispute will be considered waived.

XVII.
Exceptions

All exceptions, adjustments, additions, or modifications to the Plan Documents require the prior written approval of the Sales Compensation Steering Committee.

XVIII.
Choice of Law and Severability

The Plan Documents shall be governed by and construed in accordance with the laws of the country and state or province in which the Participant principally works. If any provision in the Plan Documents is determined to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected and shall remain in full force and effect.

XIX.
Definitions
•
“ACV” or “Annual Contract Value” of a Booking is the TCV divided by the Deal Term in months, multiplied by 12. For less than 1 year Term, ACV is equal to TCV.
•
“Booking” means a non-cancellable purchase order for the sale of the Company’s software licenses, products, and support and maintenance and other services containing the Company’s standard terms and conditions of sale in accordance with Nutanix Bookings Policy that is received and accepted by Company.
•
“Bookings Goal” is a Bookings target assigned to a Participant for a particular Plan Period.
•
Commissionable Amount of a Booking is function of ACV and the Commission rate card communicated at the start of each
•
quarter (i.e., Commissionable Amount = ACV x Applicable rate).
•
“EPA” is an Enterprise Purchase Agreemnt between a Customer and Nutanix
•
Individual Compensation Letter” or “ICL” means an individual letter provided to a Participant, that will accompany this Plan, which sets forth the individual Bookings Goals, Commission rates, territories, accounts and other applicable terms and conditions for a Participant.
•
“Plan” means the Nutanix Sales Incentive Plan described herein.
•
“Plan Period” means the period between the Plan Start Date and Plan End Date.
•
“Plan Start Date” means the first day of the commission plan cycle, as set forth in a Participant’s Individual Compensation Letter.
•
“Plan End Date” means the last day of the commission plan cycle, as set forth in a Participant’s Individual Compensation Letter.
•
“Sales Compensation Steering Committee” means a committee comprised of authorized senior representatives of Sales, Finance, HR, Accounting and Sales Operations or their appropriate delegees.
•
“TCV” or “Total Contract Value” of a Booking means the total value of the Booking, less the hardware cost of goods sold incurred by the Company for any hardware sold by the Company as part of that purchase order, as determined by the Company in its sole discretion in accordance with its normal course accounting and/or finance practices, as applicable. For a software-only, Original Equipment Manufacturer, or other similar Booking where the Company does not sell any hardware on the purchase order, the TCV is generally expected to be equal to the total value of the Booking.
•
Deal Term is the duration of a contract from Start to Finish. Term is generally expressed in months (if in years, divide the Term by months by 12).